Exhibit 5.1




                               December 15, 1997


Compaq Computer Corporation
20555 S.H. 249
Houston, Texas 77070

Ladies and Gentlemen:

     I am the Vice President and Associate General Counsel of Compaq Computer Corporation ("Compaq") and have acted in such capacity in connection with Compaq's Registration Statement on Form S-8 to register under the Securities Act of 1933, as amended, the offer and sale of $50,000,000 of deferred compensation obligations (the "Obligations") pursuant to the Compaq Computer Corporation Deferred Compensation and Supplemental Savings Plan (the "Plan"). In connection therewith, I (or attorneys under my supervision) have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments as I have deemed necessary for the purpose of this opinion.

     Upon the basis of the foregoing, I am of the opinion that the Obligations have been duly authorized and, when and to the extent issued for adequate consideration therefor in accordance with the Plan, will be legal, valid and binding obligations of Compaq.

     I consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                              Very truly yours,

                              /s/ Linda S. Auwers

                              Linda S. Auwers
                              Vice President and
                              Associate General Counsel